      As filed with the Securities and Exchange Commission on May 23, 2000
                                                      Registration No. 333-_____

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -----------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             PINNACLE HOLDINGS INC.
             (Exact name of Registrant as specified in its charter)
              DELAWARE                                       65-0652634
    (State or other jurisdiction                          (I.R.S. Employer
  of incorporation or organization)                      Identification No.)

                         -----------------------------

                       301 North Cattlemen Road, Suite 300
                             Sarasota, Florida 34232
                                 (941) 364-8886
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                  Steven R. Day
              Vice President, Chief Financial Officer and Secretary
                             Pinnacle Holdings Inc.
                       301 North Cattlemen Road, Suite 300
                             Sarasota, Florida 34232
                                 (941) 364-8886
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                           Chester E. Bacheller, Esq.
                              Holland & Knight LLP
                             400 North Ashley Drive
                                   Suite 2300
                              Tampa, Florida 33602
                              Phone: (813) 227-6431
                               Fax: (813) 229-0134

                         -----------------------------


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
      If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]


                                             CALCULATION OF REGISTRATION FEE
==========================================================================================================================
           Title of Each Class of Securities             Amount to be    Proposed Maximum     Proposed         Amount of
                   to be Registered                      Registered(1)    Offering Price       Maximum        Registration
                                                                             per Unit         Aggregate          Fee(3)
                                                                                              Offering
                                                                                             Price(1)(2)
--------------------------------------------------------------------------------------------------------------------------
Debt Securities(4)....................................
Preferred Stock, par value $0.001 per share(5)........
Common Stock, par value $0.001 per share(6)...........   $900,000,000          (2)          $900,000,000        $237,600
Depositary Shares(7)..................................
Warrants(8)...........................................
==========================================================================================================================

(Footnotes appear on following page)


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

(Footnotes from previous page)

(1) In no event will the aggregate maximum initial offering price of all securities issued pursuant to this Registration Statement exceed $900,000,000, or the equivalent thereof in foreign currencies or currency units. Any securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(2) The proposed maximum offering price per unit (a) has been omitted pursuant to Instruction II.D of Form S-3 and (b) will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(3) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

(4) Subject to footnote 1, there is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold, from time to time, by the Company. Such amount shall be increased, if any Debt Securities are issued at an original issue discount, by an amount such that the net proceeds to be received by the Company shall be equal to the above amount to be registered. Also, in addition to any Debt Securities that may be issued directly under this Registration Statement, there is being registered hereunder such indeterminate amount of Debt Securities as may be issued upon conversion or exchange of other Debt Securities, Preferred Stock or Depositary Shares of the Company, for which no consideration will be received by the Company, or upon exercise of Warrants registered hereby.

(5) Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the Company. There also is being registered hereunder an indeterminate number of shares of Preferred Stock as shall be issuable upon exercise of Warrants registered hereby. In addition, there is being registered hereunder such indeterminate number of shares of Preferred Stock, for which no consideration will be received by the Company, as may be issued upon conversion or exchange of Debt Securities of the Company.

(6) Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Company. There also is being registered hereunder an indeterminate number of shares of Common Stock as may be issuable upon conversion of the Debt Securities or the Preferred Stock or upon exercise of Warrants registered hereby. The aggregate amount of Common Stock registered hereunder is limited, solely for purposes of any at the market offerings, to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933, as amended.

(7) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts, representing a fractional interest of a share of Preferred Stock.

(8) Subject to footnote 1, there is being registered hereunder an indeterminate number of Warrants representing rights to purchase Debt Securities, shares of Common Stock or Preferred Stock or Depositary Shares of the Company registered hereby.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                    SUBJECT TO COMPLETION, DATED MAY 23, 2000




PROSPECTUS



                                  $900,000,000

                             PINNACLE HOLDINGS INC.

                 DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK

                         DEPOSITARY SHARES AND WARRANTS

                               -------------------



When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

                               -------------------

            Our common stock is traded on the Nasdaq National Market
                            under the symbol "BIGT."


                               -------------------

   INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING
                         ON PAGE 9 OF THIS PROSPECTUS.

                               -------------------





Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



              The date of this prospectus is                , 2000.

                                TABLE OF CONTENTS


                                                                                                               PAGE

ABOUT THIS PROSPECTUS.............................................................................................3
PINNACLE HOLDINGS INC.............................................................................................3
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...................................................................7
RISK FACTORS......................................................................................................9
USE OF PROCEEDS..................................................................................................22
RATIO OF EARNINGS TO FIXED CHARGES...............................................................................23
THE SECURITIES...................................................................................................24
DESCRIPTION OF DEBT SECURITIES...................................................................................24
DESCRIPTION OF CAPITAL STOCK.....................................................................................37
DESCRIPTION OF DEPOSITARY SHARES.................................................................................39
DESCRIPTION OF WARRANTS..........................................................................................42
PLAN OF DISTRIBUTION.............................................................................................43
LEGAL MATTERS....................................................................................................45
EXPERTS..........................................................................................................45
WHERE YOU CAN FIND MORE INFORMATION..............................................................................45
INCORPORATION BY REFERENCE.......................................................................................45



         You should rely only on the information contained in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

         The information in this prospectus or any supplement may not contain all of the information that may be important to you. You should read the entire prospectus or any supplement, as well as the documents incorporated by reference in the prospectus or any supplement, before making an investment decision.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

         When used in this prospectus and any prospectus supplement, the terms "Pinnacle", "we", "our", "us" and the "Company" refer to Pinnacle Holdings Inc. and it subsidiaries. The following summary contains basic information about us. It likely does not contain all the information that is important to you. We encourage you to read this entire prospectus and the documents we have referred you to.

                             PINNACLE HOLDINGS INC.

OUR BUSINESS

         We are a leading independent provider of wireless communications site space in the United States. We focus primarily on renting space on communications sites to providers of wireless communications services such as PCS, cellular, paging, SMR/ESMR, wireless data transmission and radio and television broadcasting. We believe that focusing on the communications site rental business allows us to achieve the highest cash flow margins with the lowest level of risk on our invested capital in the communications site business. Our growth strategy is focused on growing cash flow by increasing tenancy on our existing sites and acquiring tall towers and other site structures located in areas of high wireless rental site demand that can accommodate multiple tenants. As a result of our extensive base of communications sites and our acquisition strategy, we believe we are well positioned to continue benefiting from the growth opportunities in the rapidly consolidating tower industry and from the strong demand for communications site rental space fueled by the growing demand for wireless services.

         Since our formation in May 1995, we have focused on creating a portfolio of communications site clusters in high growth markets such as Atlanta, Birmingham, Boston, Chicago, Houston, Los Angeles, New Orleans, New York, Orlando and Tampa. As of March 31, 2000, we have completed 411 acquisitions, acquiring 3,767 communications sites, including 1,930 owned sites, 979 "managed" sites and 858 "leased" sites, and we have constructed 103 towers. As of March 31, 2000, we also have agreements or letters of intent to acquire 676 additional communications sites. Managed sites are tower or rooftop communications sites owned by others where we have the exclusive right to market antenna space. Leased sites are tower or rooftop communications sites owned by others where we have a non-exclusive right to market antenna space.

         As of March 31, 2000, we had over 3,800 customers renting space on one or more of our communications sites. Our tenants include all forms of wireless communications providers, operators of private wireless networks and government agencies, including Arch Communications, BellSouth Mobility, the Federal Bureau of Investigation, the Bureau of Alcohol, Tobacco & Firearms, Motorola, Nextel, Pagemart, PageNet, Skytel, Southern Communications, Sprint PCS and Teletouch. Our customers are generally responsible for the installation of their own equipment and the incremental utilities costs associated with that equipment. In addition, adding customers on a communications site does not increase our monitoring, maintenance or insurance costs. Therefore, when new customers or additional equipment are added to a communications site, we are able to increase revenue with limited incremental costs, thereby increasing cash flow margins. Furthermore, we experience minimal churn as our communications site locations serve an essential function in our customers' wireless networks and cannot easily be replaced.

         We believe that "same site" revenue growth is a meaningful indicator of the organic growth of our business. Same site revenue growth is measured by comparing the annualized revenues of our communications sites at the end of a period to the annualized revenues for the same sites at the end of a prior period without considering revenues from the communications sites we acquired during the period. Taking into consideration leases for new tenants, we experienced same site revenue growth of approximately 21.0% for the 12 months ended March 31, 2000 on our base of communications sites as of March 31, 1999.

OUR BUSINESS AND GROWTH STRATEGY

         Our objective is to create value by rapidly growing cash flow. We believe we can do this by aggressively marketing existing communications sites, as well as new site inventory we obtain primarily through acquisition, and also by selectively constructing new towers.

- MARKETING AND DEVELOPMENT STRATEGy. We aggressively market space on our communications sites to leverage our fixed costs over a broader base of customers. The key elements of our marketing and development strategy include:

--       owning and assembling clusters of communications sites in high growth regions to offer our customers the ability to rapidly and efficiently fulfill their network expansion plans across a particular market or region;

--       targeting a diversified customer base that uses differing types of wireless technologies with different height requirements to maximize the utilization of our communications sites;

--       using our customer relationships and our established reputation as a highly professional and reliable communications site space provider to lease space on additional communications sites;

--       using information obtained from our customers concerning their future expansion plans to guide our acquisition and new construction programs; and

--       premarketing communications site rental space to new wireless communications service providers based on the market intelligence we gain by tracking Federal Communications Commission ("FCC") filings.

- ACQUISITION STRATEGY. We are focused on acquiring clusters of communications sites in high growth markets. We target tall towers that have existing tenants with capacity for more. Our strategy allows us to choose tower locations and avoid potentially speculative "build-to-suit" mandates. The key elements of our acquisition strategy include:

--       targeting population centers and key transportation corridors in high growth wireless communications markets;

--       acquiring tall communications site structures that can accommodate a diversified customer base that uses different types of wireless technologies with different height requirements;


--       selecting communications sites that will allow us to create or enhance a cluster of sites in a given area;

--       employing a disciplined valuation process to acquire communications sites that have existing cash flow and identified potential for significant future cash flow growth from additional tenants; and

--        committing significant personnel to identifying, negotiating and closing communications site acquisitions.

- NEW TOWER CONSTRUCTION STRATEGY. We also selectively construct new towers in and around major markets where we already have a presence to enhance our existing communications site clusters. Tower construction is only initiated after at least one anchor tenant is identified and after we have determined, based on market research, that the capital outlay for the construction project would exceed our minimum required return on invested capital. We do not pursue large build-to-suit mandates or engage in speculative construction projects. During 1997, 1998, 1999 and the three months ended March 31, 2000, we constructed 22, 47, 23 and 3 towers, respectively.

OUR STRENGTHS

         We believe the following to be the strengths of our business:

- FOCUS ON COMMUNICATIONS SITE RENTAL BUSINESS. We focus on the rental of communications site space as opposed to other lower margin segments of the tower industry such as site acquisition services or tower construction services. Furthermore, we do not engage in large scale "build-to-suit" programs, preferring instead to focus on our core acquisition strategy and complementary selective construction strategy designed to enhance coverage in targeted markets.

- COMMUNICATIONS SITE PORTFOLIO. We believe that the location, size and capacity of our site portfolio creates significant competitive advantages by enabling us to provide our diverse wireless customers with sites in a given area.

- SUCCESSFUL ACQUISITION STRATEGY. Through our acquisition process we identify communications sites that typically have existing cash flow and enhance our existing portfolio. We have demonstrated the ability to identify, successfully negotiate the purchase of and integrate what we believe to be value enhancing acquisitions.

- ABILITY TO INCREASE RENTAL REVENUE. Because of our aggressive marketing efforts to all major wireless communication providers we have signed a significant number of new tenants over the last four years. Additional tenants increase the operating leverage of our communications site portfolio and generally increase our overall cash flow margins. Taking into consideration leases for new tenants, we experienced same site revenue growth of approximately 21.0% for the 12 months ended March 31, 2000 on our base of communications sites as of March 31, 1999.

         Our headquarters are located at 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232, and our telephone number is (941) 364-8886. Our website is www.pinnacletowers.com. The information provided on our website is not incorporated into this prospectus.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         We make "forward-looking statements" throughout this prospectus, supplements to this prospectus and in the documents we incorporate by reference into this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus or in any supplements to this prospectus will happen as described (or that they will happen at all). You should read this prospectus, supplements to this prospectus and documents that we incorporate by reference into this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including:

         - the significant considerations discussed in this prospectus and any supplements to this prospectus;

         -        our history of operating losses;

         - our outstanding indebtedness and our ability to pay interest and principal on our debt;

         -        restrictions imposed by the terms of our indebtedness;

         -        subordination of the debt securities;

         - Pinnacle Holdings Inc.'s only source of cash is from distributions from its subsidiaries;

         - our ability to effect our business plan if we do not have the required cash;

         - our ability to successfully identify, complete and integrate acquisitions;

         - our ability to protect our rights in our property and to insure against losses from damage to our communications sites;

         -        risks associated with retaining our significant customers;

         -        risks associated with construction of new towers;

         -        the impact of competition;

         -        our dependence on the wireless communications industry;

         -        the impact of legislation and regulation;

         -        the loss of key employees;

         - the effect of competing technologies on the demand for our services;

         -        environmental regulation;

         - the effect on our business if we sustain damage to our communications sites in excess of our insurance coverage;

         - our ability to repurchase the Convertible Notes or the Senior Notes if a change of control occurs;

         - risks concerning potential negative health effects of radio frequency emissions;

         - our ability to maintain our status as a Real Estate Investment Trust (a "REIT");

         -        volatility in our stock price;

         -        our ability to manage our growth;

         -        the absence of a public market for the debt securities; and

         - anti-takeover provisions that could affect the sale of Pinnacle Holdings Inc.

         You should read carefully the section of this prospectus under the heading "Risk Factors" beginning on page 9. We assume no responsibility for updating forward-looking information contained in this prospectus, any supplements to this prospectus, and in any documents that we incorporate by reference into this prospectus.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that the occurrence of any of the events described in this Risk Factors section and elsewhere in this prospectus or in a supplement to this prospectus could have a material adverse effect on our business, financial condition and results of operations. You should carefully consider these risk factors and the specific risks set forth under the caption "Risk Factors" in any supplement to this prospectus, together with all of the other information included in this prospectus or in a supplement to this prospectus and in documents we incorporate by reference before you decide to purchase our securities. This prospectus contains forward-looking statements that involve risks and uncertainties.

WE HAVE A HISTORY OF OPERATING LOSSES. WE HAVE GENERATED LOSSES FROM OPERATIONS AND NEGATIVE CASH FLOW, AND WE MAY CONTINUE TO DO SO.

         We have incurred losses from continuing operations in each of the fiscal years since our inception. As a result, for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000, our earnings were insufficient to cover combined fixed charges by approximately $8.5 million, $39.7 million, $63.8 million and $22.2 million, respectively. We expect to continue to experience net losses in the future, principally due to interest charges on outstanding indebtedness and substantial charges relating to depreciation of our existing and future assets. These net losses may be greater than the net losses we have experienced in the past.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION; WE MAY INCUR SUBSTANTIALLY MORE DEBT.

         We have a high level of indebtedness. As of March 31, 2000, we had approximately $830.4 million of indebtedness outstanding.

         Our high level of indebtedness could have important consequences to you. For example, it could:

- make it more difficult for us to satisfy our obligations with respect to our indebtedness;

- increase our vulnerability to general adverse economic and industry conditions;

-        limit our ability to obtain additional financing;

- require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness thereby, reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures or other general corporate purposes;

- limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

- place us at a competitive disadvantage relative to our competitors with less debt.

         We may incur substantial additional debt in the future. The terms of our outstanding debt do not fully prohibit us from doing so. If new debt is added to our current levels, the related risks described above could intensify.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS AND MEET OUR OTHER LIQUIDITY NEEDS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

         Our ability to meet our debt service and other obligations will depend on our future performance, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are, to a large extent, beyond our control. We anticipate the need for substantial capital expenditures in connection with our future expansion plans.

         If we are unable to generate sufficient cash flow from operations to service our indebtedness and fund our other liquidity needs, we will be forced to adopt an alternative strategy that may include reducing, delaying or eliminating acquisitions, tower construction and other capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, and the implementation of any of these alternative strategies could have a negative impact on our business. We may also need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

THE TERMS OF OUR INDEBTEDNESS IMPOSE SIGNIFICANT RESTRICTIONS ON US.

         Certain provisions of the indenture governing the 5.5% convertible subordinated notes due 2007 (the "Convertible Notes") by and between us and The Bank of New York, as trustee (the "Convertible Indenture"), and the indenture governing the 10% senior discount notes due 2008 (the "Senior Notes") by and between us and The Bank of New York, as trustee (the "Senior Indenture"), contain covenants that restrict our ability to:

-        incur additional indebtedness;

-        incur liens;

-        make investments;

-        pay dividends or make certain other restricted payments;

-        consummate certain asset sales;

-        consolidate with any other person; and

- sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

         In addition, our credit facility requires us to comply with certain financial ratios and tests, under which we are required to achieve certain financial and operating results. Our ability to meet these financial ratios and tests may be affected by events beyond our control, and we cannot assure you that they will be met. In the event of a default under our credit facility, the lenders may declare the indebtedness immediately due and payable, which would result in a default under both the Convertible Indenture and the Senior Indenture. We cannot assure you that we will have sufficient assets to pay indebtedness outstanding under our credit facility, the Senior Notes and the Convertible Notes. Any refinancing of our credit facility is likely to contain similar restrictive covenants.

THE DEBT SECURITIES WILL BE EFFECTIVELY JUNIOR TO ALL OF OUR SECURED
OBLIGATIONS.

         The debt securities will be unsecured obligations of Pinnacle Holdings Inc. The debt securities will be effectively junior in right of payment to all secured indebtedness of Pinnacle. Upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing such secured indebtedness before the holders of the debt securities will be entitled to receive any payment with respect thereto. As a result, the holders of the debt securities may recover proportionally less than holders of secured indebtedness of Pinnacle. As of March 31, 2000, Pinnacle had approximately $335.5 million of secured indebtedness outstanding and the capacity to borrow approximately an additional $184.5 million of secured indebtedness under our credit facility.

PINNACLE HOLDINGS INC. IS A HOLDING COMPANY. ITS ONLY SOURCE OF CASH IS FROM DISTRIBUTIONS FROM ITS SUBSIDIARIES.

         Pinnacle Holdings Inc. is a holding company with no operations of its own and conducts all of its business through its subsidiaries. Pinnacle Holdings Inc.'s only significant asset is the outstanding capital stock of its subsidiaries. Pinnacle Holdings Inc. is wholly dependent on the cash flow of its subsidiaries and dividends and distributions to it from its subsidiaries in order to service its current indebtedness, including payment of principal, premium, if any, and interest on any indebtedness of Pinnacle Holdings Inc., and any of its future obligations. Pinnacle Holdings Inc.'s subsidiaries are separate and distinct legal entities and will have no obligation contingent or otherwise, to pay any amounts due pursuant to any indebtedness of Pinnacle Holdings Inc. or to make any funds available therefor. The ability of Pinnacle Holdings Inc.'s subsidiaries to pay such dividends and distributions will be subject to, among other things, the terms of any debt instruments of its subsidiaries then in effect and applicable law. Pinnacle Holdings Inc. will need sufficient funds available to pay cash interest on the Convertible
Notes beginning on September 15, 2000 and on the Senior Notes beginning on March 15, 2003 and to repay the Convertible Notes and the Senior Notes when required. We cannot assure you that Pinnacle Holdings Inc.'s subsidiaries will generate cash flow sufficient to pay dividends or distributions to Pinnacle Holdings Inc. in order to pay interest or other payments on the Convertible Notes and the Senior Notes.

         Pinnacle Holdings Inc.'s rights, and the rights of its creditors, to participate in the distribution of assets of any of its subsidiaries upon such subsidiary's liquidation or reorganization will by subject to the prior claims of such subsidiary's creditors, except to the extent that Pinnacle Holdings Inc. is itself reorganized as a creditor of such subsidiary in which case our claims would still be subject to the claims of any secured creditor of such subsidiary. As of March 31, 2000, the aggregate amount of debt and other obligations of Pinnacle Holdings Inc.'s subsidiaries (including long-term debt, guarantees of Pinnacle Holdings Inc.'s debt, current liabilities and other liabilities) was approximately $586.1 million.

WE WILL NOT BE ABLE TO EFFECT OUR BUSINESS PLAN IF WE DO NOT HAVE THE REQUIRED CASH.

         Our business plan is materially dependent upon the acquisition of additional suitable communications sites and the construction of new towers at prices we consider reasonable in light of the revenue we believe we will be able to generate from such sites when acquired or constructed. We will need significant additional capital to finance future acquisitions as well as our tower construction plan and other capital expenditures. During 1997, 1998, 1999 and the three months ended March 31, 2000, we made capital investments aggregating approximately $89.5 million, $373.6 million, $551.7 million and $176.2 million, respectively, in communications site acquisitions, site upgrades and new tower construction. We currently estimate that they will be at least $500 million in 2000. To the extent that we commit to additional significant acquisition opportunities beyond those we have identified and currently believe it is probable that we will complete, that amount may materially increase. Accordingly, we cannot assure you that our actual cash requirements will not materially exceed our estimated capital requirements and available capital. We historically have financed our capital expenditures through a combination of borrowings under bank credit facilities, a debt offering, bridge financings, equity issuances, seller financing and cash flow from operations. Significant additional acquisition or tower construction opportunities will create a need for additional capital financing. If our revenue and cash flow are not as expected, or if our borrowing base is reduced as a result of operating performance, we may have limited ability to access necessary capital. We cannot assure you that adequate funding will be available as needed or, if available, on terms acceptable to us or permitted under the terms of our existing indebtedness. The terms of additional debt financing could have important consequences to you. See "--The terms of our indebtedness impose significant restrictions on us." In addition, to qualify and remain qualified as a REIT, we must distribute to our stockholders 95% of our taxable income computed without regard to net capital gains and deductions for distributions to our stockholders and 95% of certain foreclosure income. If made, such distributions could reduce the amount of cash available to us to effect our business plan. Insufficient available funds may require us to scale back or eliminate some or all of our planned expansion.

WE DEPEND ON ACQUISITIONS AND THE INTEGRATION OF THOSE ACQUISITIONS INTO OUR BUSINESS.

         Our business plan is materially dependent upon the acquisition of additional suitable communications sites at prices we consider reasonable in light of the revenue we believe we will be able to generate from these sites when acquired. Since our inception, however, the prices of acquisitions within the industry have generally increased over time. Additionally, we compete with certain wireless communications providers, site developers and other independent communications site owners and operators for acquisitions of communications sites, some of which have greater financial and other resources than we have. Increased demand for acquisitions may result in fewer acquisition opportunities for us as well as higher acquisition prices. Our inability to grow by acquisition or to accurately estimate the amount of revenue that will be generated from such acquisitions may affect us adversely. Although we believe that opportunities may exist for us to grow through acquisitions, we cannot assure you that we will be able to identify and consummate acquisitions on terms we find acceptable. Certain provisions of our credit facility, the Senior Notes and the Convertible Notes may limit our ability to effect acquisitions. See "--Our substantial indebtedness could adversely affect our financial condition; we may incur substantially more debt." Further, we cannot assure you that we will be able to profitably manage and market the space on additional communications sites acquired or successfully integrate acquired sites with our operations and sales and marketing efforts without substantial costs or delays. Acquisitions involve a number of potential risks, including the potential loss of customers, increased leverage and debt service requirements, combining disparate company cultures and facilities and operating sites in geographically diverse markets. Accordingly, we cannot assure you that one or more of our past or future acquisitions may not have a material adverse effect on our financial condition and results of operations.

IF WE FAIL TO PROTECT OUR RIGHTS AGAINST PERSONS CLAIMING SUPERIOR RIGHTS IN OUR COMMUNICATIONS SITES, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

         Our real property interests relating to our communications sites consist of fee interests, leasehold interests, private easements and licenses, easements and rights-of-way. For various reasons, we may not always have the ability to access, analyze and verify all information regarding title and other issues prior to completing an acquisition of communications sites. We generally obtain title insurance on fee properties we acquire and rely on title warranties from sellers. Our ability to protect our rights against persons claiming superior rights in communications sites depends on our ability to:

- recover under title policies, the policy limits of which may be less than the purchase price of the particular site;

- in the absence of insurance coverage, realize on title warranties given by the sellers, which warranties often terminate after the expiration of a specific period, typically one to three years; and

-        realize on title covenants from landlords contained in leases.

THE LOSS OF ANY SIGNIFICANT CUSTOMER COULD ADVERSELY AFFECT OUR BUSINESS.

         We have certain customers that account for a significant portion of our revenue. As of March 31, 2000, Arch Communications (which acquired MobileMedia Communications in 1999), Nextel and Motorola represented 7.6%, 14.4% and 4.2%, respectively, of our revenue, on a run rate basis. The loss of one or more of these major customers, or a reduction in their utilization of our communications site rental space due to their insolvency or other inability or unwillingness to pay, could have a material adverse effect on our business, results of operations and financial condition.

THERE ARE SIGNIFICANT RISKS ASSOCIATED WITH CONSTRUCTION OF NEW TOWERS.

         The success of our growth strategy is dependent in part on our ability to construct new towers. Such construction can be delayed by factors beyond our control, including zoning and local permitting requirements, availability of erection equipment and skilled construction personnel and weather conditions. Certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. In addition, as the pace of tower construction has increased in recent years, the demand for manpower and equipment needed to erect towers has been increasing. Additionally, we cannot assure you that build opportunities will become available that meet our economic criteria. Our expansion plans call for a significant increase in construction activity. We cannot assure you that we will be able to overcome the barriers to new construction or that the number of towers planned for construction will be completed. Our failure to complete the necessary construction could have a material adverse effect on our business, financial condition and results of operations.

WE COMPETE WITH COMPANIES THAT HAVE GREATER FINANCIAL RESOURCES.

         We face competition for customers from various sources, including:

- wireless communications providers and utility companies that own and operate their own communications site networks and lease communications site space to other carriers;

- site development companies that acquire space on existing communications sites for wireless communications providers and manage new tower construction;

-        other independent communications site companies; and

-        traditional local independent communications site operators.

         Wireless communications providers that own and operate their own communications site networks generally are substantially larger and have greater financial resources than we have. We believe that site location and capacity, price, quality of service, type of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting communications site rental companies. We believe that competition for communications site acquisitions will increase and that additional competitors will enter the tower rental market, certain of whom may have greater financial and other resources than we have.

OUR BUSINESS DEPENDS ON DEMAND FOR WIRELESS COMMUNICATIONS.

         Substantially all of our revenue is derived from leases of communications site space, most of which are with wireless communications providers. Accordingly, our future growth depends, to a considerable extent, upon the continued growth and increased availability of cellular and other wireless communications services. We cannot assure you that the wireless communications industry will not experience severe and prolonged downturns in the future or that the wireless communications industry will expand as quickly as forecasted. The wireless communications industry, which includes paging, cellular, personal communications services ("PCS"), fixed microwave, specialized mobile radio ("SMR"), enhanced specialized mobile radio ("ESMR") and other wireless communications providers, has undergone significant growth in recent years and remains highly competitive, with service providers in a variety of technologies and two or more providers of the same service (up to seven for PCS) within a geographic market competing for subscribers. The demand for rental space on our communications sites is dependent on a number of factors that are, to a large extent, beyond our control, including the following:

-        demand for wireless services;

- financial condition and access to capital of wireless communications providers;

- strategy of wireless communications providers with respect to owning or leasing communications sites;

-        government licensing of broadcast rights;

-        changes in telecommunications regulations; and

-        general economic conditions.

         The demand for space on our communications sites is primarily dependent on the demand for wireless communications services. A slowdown in the growth of the wireless communications industry in the United States would depress network expansion activities and reduce the demand for our communications sites. In addition, a downturn in a particular wireless segment as a result of technological competition or other factors beyond our control could adversely affect the demand for rental communications sites. Advances in technology could also reduce the need for site-based transmission and reception. In addition, wireless services providers often enter into "roaming" and "resale" arrangements that permit providers to serve customers in areas where they do not have facilities. In most cases, these arrangements are intended to permit a provider's customers to obtain service in areas outside the provider's license area or, in the case of resale arrangements, to permit a provider that does not have any licenses to enter the wireless marketplace.

         Current FCC rules, which are subject to sunset requirements that vary from service to service and market to market, also give licensed wireless service providers the right to enter into roaming and resale arrangements with other providers licensed to serve overlapping service areas. Such roaming and resale arrangements could be viewed by some wireless service providers as superior alternatives to constructing their own facilities or leasing space on communications sites that we own. If such arrangements were to become common, there could be a material adverse effect on our prospects, financial condition and results of operations.

         The emergence of new technologies that do not require terrestrial antenna sites and can be substituted for those that do also could have a negative impact on our operations. For example, the FCC has granted license applications for four low-earth orbiting satellite systems that are intended to provide mobile voice and data services. In addition, the FCC has issued licenses for several low-earth orbiting satellite systems that are intended to provide solely data services. Although such systems are currently highly capital-intensive and technologically untested, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services we provide. The occurrence of any of these factors could have a material adverse effect on our business, financial condition or results of operations.

OUR BUSINESS REQUIRES COMPLIANCE AND APPROVAL WITH REGULATORY AUTHORITIES.

         The FCC and the Federal Aviation Administration (the "FAA") regulate towers used for wireless communications transmitters and receivers. Such regulations control siting, lighting and marking of towers and may, depending on the characteristics of the tower, require registration of tower facilities. Wireless communications equipment operating on communications sites is separately regulated and independently licensed by the FCC. Certain proposals to construct new towers or to modify existing towers are reviewed by the FAA to ensure that the tower will not present a hazard to aviation. Tower owners may have an obligation to paint towers or install lighting to conform to FAA standards and to maintain such painting and lighting. Tower owners may also bear the responsibility of notifying the FAA of any tower lighting failures. Failure to comply with existing or future applicable requirements may lead to civil penalties or other liabilities. Such factors could have a material adverse effect on our financial condition or results of operations.

         Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting our ability to respond to customer demand. In addition, such regulations increase costs associated with new tower construction. We cannot assure you that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted that increase such delays or result in additional costs to us. Such factors could have a material adverse effect on our future growth. Our customers may also become subject to new regulations or regulatory policies that adversely affect the demand for tower sites. We cannot assure you that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted that increase such delays or result in additional costs to us. Such factors could have a material adverse effect on our future growth. Our customers may also become subject to new regulations or regulatory policies that adversely affect the demand for tower sites.

         Our growth strategy will be affected by our ability to obtain the permits, licenses and zoning relief necessary to build new towers. The tower rental industry often encounters significant public resistance when attempting to obtain the necessary permits, licenses and zoning relief for construction or improvements of towers. We cannot assure you that we can obtain the permits, licenses and zoning relief necessary to continue the expansion of our communications site rental business. The failure to obtain such permits, licenses and zoning relief would have a material adverse effect on our business, financial condition and results of operations.

OUR SUCCESS DEPENDS UPON OUR RETAINING KEY EMPLOYEES.

         Our success depends to a significant degree upon the continued contributions of key management, engineering, sales and marketing, customer support and finance personnel, some of whom may be difficult to replace. Although we maintain employment agreements with certain of our employees, we cannot assure you that the services of such personnel will continue to be available to us. We do not maintain key man life insurance policies on our executives that would adequately compensate us for any loss of services of such executives. The loss of the services of these executives could have a material adverse effect on our business.

COMPETING TECHNOLOGIES AND OTHER ALTERNATIVES COULD REDUCE THE DEMAND FOR OUR SERVICES.

         Most types of wireless services currently require ground-based network facilities, including communications sites, for transmission and reception. The extent to which wireless service providers lease such communications sites depends on a number of factors beyond our control, including the level of demand for such wireless services, the financial condition and access to capital of such providers, the strategy of providers with respect to owning or leasing communications sites, government licensing of communications services, changes in telecommunications regulations and general economic conditions. In addition, wireless service providers frequently enter into agreements with competitors allowing each other to utilize one another's wireless communications facilities to accommodate customers who are out of range of their home provider's services. Such agreements may be viewed by wireless service providers as a superior alternative to leasing space for their own antenna on communications sites we own. The proliferation of such agreements could have a material adverse effect on our business, financial condition or results of operations.

         The emergence of new technologies that do not require terrestrial antenna sites and can be substituted for those that do also could have a negative impact on our operations. For example, the FCC has granted license applications for four low-earth orbiting satellite systems that are intended to provide mobile voice or data services. In addition, the FCC has issued licenses for several low-earth orbiting satellite systems that are intended to provide solely data services. Although such systems are currently highly capital-intensive and technologically untested, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services we provide. The occurrence of any of these factors could have a material adverse effect on our business, financial condition or results of operations.

WE ARE SUBJECT TO ENVIRONMENTAL LAWS THAT IMPOSE LIABILITY WITHOUT REGARD TO FAULT AND ENVIRONMENTAL REGULATIONS THAT COULD ADVERSELY AFFECT OUR OPERATIONS.

         Our operations are subject to federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes. Under certain of these laws, we could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at its facilities or at third-party waste disposal sites and also could be held liable for any personal or property damage related to such contamination. Although we believe that we are in substantial compliance with and have no material liability under all applicable environmental laws, there can be no assurance that the costs of compliance with existing or future environmental laws and liability related thereto will not have a material adverse effect on our business, financial condition or results of operations.

         The FCC requires tower owners subject to the agency's antenna structure registration program to comply at the time of registration with federal environmental rules that may restrict the siting of towers. Under these rules, tower owners are required initially to identify whether proposed sites are in environmentally sensitive locations. If so, the tower owners must prepare and file environmental assessments, which must be reviewed by the FCC staff prior to registration and construction of the particular towers.

IF WE SUSTAIN DAMAGE TO OUR COMMUNICATIONS SITES IN EXCESS OF OUR INSURANCE COVERAGE, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         Our communications sites are subject to risks from vandalism and risks associated with natural disasters such as tornadoes, hurricanes, fires and earthquakes. We maintain certain insurance to cover the cost of replacing damaged communications sites and general liability insurance to protect us in the event of an accident involving a communications site, but we do not maintain business interruption insurance. Accordingly, damage to a group of our communications sites could result in a significant loss of revenue and could have a material adverse effect on our results of operations and financial condition. In addition, a communications site accident for which we are uninsured or underinsured could have a material adverse effect on our financial condition or results of operations.

WE MAY NOT BE ABLE TO REPURCHASE THE CONVERTIBLE NOTES OR THE SENIOR NOTES OR REPAY DEBT UNDER OUR CREDIT FACILITY IN THE EVENT OF A CHANGE OF CONTROL.

         Upon the occurrence of certain change of control events, holders of the Convertible Notes and the Senior Notes may require Pinnacle Holdings Inc. to offer to repurchase all of their notes. Pinnacle Holdings Inc. may not have sufficient funds at the time of the change of control to make the required repurchases or restrictions in our credit facility may not allow such repurchases. Additionally, a "change of control" (as defined in the Convertible Indenture and the Senior Indenture) is an event of default under our credit facility, which would permit the lenders to accelerate the debt, which also would cause an event of default under the indentures.

         The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from operating or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of any change of control to make any required repurchases of the Convertible Notes or the Senior Notes tendered and to repay debt under our credit facility. Furthermore, the use of available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to indebtedness to which we may become a party may contain similar restrictions and provisions.

RISKS CONCERNING POTENTIAL NEGATIVE HEALTH EFFECTS OF RADIO FREQUENCY EMISSIONS.

         Along with wireless communications providers that utilize our communications sites, we are subject to government requirements and other guidelines relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although we have not been subject to any claims relating to radio frequency emissions, we cannot assure you that we will not be subject to such claims in the future, which could have a material adverse effect on our results of operations and financial condition.

IF WE FAIL TO QUALIFY AS A REIT, WE WILL BE SUBJECT TO A VARIETY OF TAXES AND PENALTIES.

         We have elected to be taxed as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). We believe that we have been organized and operated to date in such a manner as to qualify for taxation as a REIT. However, prospective investors should be aware that the federal tax rules and regulations relating to REITs are highly technical and complex, and that our qualification as a REIT during each taxable year (including prior years) will depend on our ability to meet these requirements, through actual annual operating results, income distribution levels, stock ownership requirements and tests relating to our assets and sources of income. Therefore, we cannot assure you that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT. Furthermore, depending on our assessment of the strategic importance of acquisitions which may become available to us in our existing line of business or in complementary non-real estate based communications site or services activities, we may acquire, operate and derive income from assets, businesses or entities that will cause us to no longer qualify as a REIT. In this regard, we recently acquired certain assets from Motorola prior to determining whether such assets, and the income derived from such assets, would permit us to continue to meet the qualification requirements for a REIT. Subsequent to making such commitment, we structured the ownership of the assets so acquired in a manner that we believe will ensure our continued qualification as a REIT.

         However, because of the restrictions imposed on our operations by seeking to retain our qualification as a REIT, we have evaluated whether to terminate our REIT qualification. With respect to taxable years for which we are qualified as a REIT, we could be subject to a variety of taxes and penalties if we engage in certain prohibited transactions, fail to satisfy REIT distribution requirements or recognize gain on the sale or other disposition of certain types of property. If we cease to remain qualified as a REIT and we cannot utilize any of the relief provisions which may be applicable, or terminate our REIT election voluntarily, we will be subject to corporate level income tax at regular corporate rates on our net income unreduced by distributions to stockholders, together with interest and penalties to the extent applicable to prior periods. However, because we have not reported any net taxable income (determined before the deduction for dividends paid) in any of our corporate income tax returns since our filing of an election to be taxed as a REIT, unless our reported net taxable loss is adjusted, any corporate income tax liability from a retroactive determination by the Internal Revenue Service (the "Service") that we, to date, failed to satisfy all of the requirements for REIT qualification during any such year would likely be minimal. Nevertheless, with respect to any year in which we recognize positive net taxable income, the loss of REIT status or a determination that we did not qualify as a REIT may have a material adverse affect on our financial condition or results from operations. In such circumstances, we may have made distributions to our stockholders as required to retain our REIT status but would neither be entitled to receive such distributions back from our stockholders nor be entitled to a tax deduction for such distributions. At the present time, we do not anticipate that we will recognize net taxable income for the foreseeable future.

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE THAT COULD AFFECT YOUR INVESTMENT.

         The stock market has from time to time experienced significant price and volume fluctuations that have affected the market price for the common stock of companies. In the past, certain broad market fluctuations have been unrelated or disproportionate to the operating performance of these companies. Any significant fluctuations in the future might result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against such company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business and operating results.

OUR RAPID GROWTH MAY BE DIFFICULT TO MANAGE.

         We have grown rapidly. Our ability to manage growth effectively will require us to continue to implement and improve our operational, financial and management information systems; continue to develop the management skills of our managers and supervisors; and continue to train, motivate and manage our employees. Our failure to effectively manage growth could have a material adverse effect on our results of operations.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE SECURITIES OFFERED OTHER THAN THE COMMON STOCK WE HAVE ISSUED OR THAT SUCH A MARKET WILL NOT BE VOLATILE.

         There is no established trading market for the securities offered other than the common stock we have issued and we do not intend to apply for listing of the securities offered on any national securities exchange or for quotation of the securities offered on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the securities offered after the consummation of an offering of securities issued in connection with this prospectus, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Accordingly, no assurance can be given as to the price of the securities offered, the liquidity of the trading market for the securities offered or that an active public trading market for the securities offered will develop. If an active public trading market for the securities offered does not develop, the market price and liquidity of the securities offered may be adversely affected. If the securities offered are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of Pinnacle and certain other factors. The liquidity of, and trading markets for, securities offered may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the securities offered, independent of the financial performance of or prospects for Pinnacle.

         Historically, the markets for securities similar to the securities offered has been subject to disruptions that have caused substantial price volatility. There can be no assurance that the market for the securities offered will not be subject to similar disruptions. Any such disruptions may have a material adverse effect on the value of the securities offered.

WE HAVE ADOPTED ANTI-TAKEOVER PROVISIONS THAT COULD AFFECT THE SALE OF PINNACLE HOLDINGS INC.

         Provisions of Pinnacle Holdings Inc.'s certificate of incorporation, its bylaws and Delaware law could make it more difficult for a third party to acquire Pinnacle Holdings Inc., even if doing so would be beneficial to its stockholders.

                                 USE OF PROCEEDS

         Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used to fund acquisitions and for general corporate purposes, including capital expenditures, the repayment or refinancing of debt and to meet working capital needs. Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

             Pinnacle's ratio of earnings to fixed charges for each
                    of the periods indicated is as follows:



                                                                                                                             Three
                                                                                                                            Months
                                                                                                                             Ended
                                                                        Fiscal Year Ended December 31,                     March 31,
                                                                        ------------------------------                     ---------

                                                         1995         1996          1997          1998           1999         2000
                                                        -----       -------       -------       --------       --------       ----
                                                                                      (In thousands)
Pre-tax loss from continuing operations before
   adjustment for in-kind preferred stock dividends
   and accretion ..................................     $(645)      $(2,016)      $(8,461)      $(36,630)      $(60,821)    (22,158)
Fixed charges:
   Interest expense ...............................       205         1,252         6,925         12,300         22,953       8,776

Amortization of original issue discount and debt
   issue costs ....................................        --            --           292         16,426         23,708       6,426

Rentals:

   Office space (33%) .............................        10            32            62            102            134          71

   Telecommunications sites (33%) .................        29           124           427          1,106          5,531       3,270

Preferred stock dividends and accretion ...........        --            --            --          3,094          2,930          --
                                                        -----       -------       -------       --------       --------       -----
Total fixed charges ...............................       244         1,408         7,706         33,028         55,256      18,543
                                                        =====       =======       =======       ========       ========      ======
Pre-tax loss from continuing operations before
   adjustment for in-kind preferred stock
   dividends and accretion ........................     $(401)      $  (608)      $  (755)      $ (6,696)      $ (8,495)    $(3,615)
                                                        =====       =======       =======       ========       ========     ========
Ratio of earnings to fixed charges ................        (a)           (a)           (a)            (a)            (a)         (a)
                                                        =====       =======       =======       ========       ========    ========

(a) Due to Pinnacle's losses in 1995, 1996, 1997, 1998, 1999 and the three months ended March 31, 2000, the ratio coverage was less than 1:1. Pinnacle must generate additional earnings of $645, $2,016, $8,461, $39,724, $63,751 and
$22,158 in 1995, 1996, 1997, 1998, 1999 and the three months ended March 31,
2000, respectively, to achieve a coverage ratio of 1:1.

                                 THE SECURITIES

         Pinnacle may from time to time offer under this prospectus, separately or together:

         -        unsecured senior or subordinated debt securities,

         -        shares of common stock,

         - shares of preferred stock, which may be represented by depositary shares as described below,

         -        warrants to purchase shares of common stock,

         -        warrants to purchase shares of preferred stock,

         -        warrants to purchase depositary shares and

         -        warrants to purchase debt securities.

         The aggregate initial offering price of the offered securities will not exceed $900,000,000.

                         DESCRIPTION OF DEBT SECURITIES

         The following description sets forth general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the particular terms and provisions of the series of debt securities offered by a prospectus supplement, and the extent to which such general terms and provisions described below may apply thereto, in the prospectus supplement relating to such series of debt securities.

         The senior debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time between Pinnacle and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to senior debt securities as the senior indenture and we will refer to the trustee under that indenture as the senior trustee. The subordinated debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time, between Pinnacle and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to subordinate debt securities as the subordinate indenture and we will refer to the trustee under that indenture as the subordinate trustee. This summary of certain terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the form of the indentures which are or will be filed as an exhibit to the registration statement of which this prospectus forms a part, and to the Trust Indenture Act. Whenever we refer to particular defined terms of the indentures in this section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

GENERAL

         The debt securities will be issuable in one or more series pursuant to the applicable indenture, a supplemental indenture relating to such series of debt securities or a resolution of Pinnacle's board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank equally in right of payment with all of Pinnacle's other senior obligations. Each series of subordinated debt securities will be subordinated and junior in right of payment to the extent and in the manner set forth in the subordinated indenture and any supplemental indenture relating to that debt. In addition such subordinated debt securities may rank equal or senior in right of payment to other subordinated indebtedness, which may have been issued or will be issued in the future. Except as otherwise provided in a prospectus supplement, the indentures will not limit the incurrence or issuance of other secured or unsecured debt of Pinnacle, whether under the indentures, any other indenture that Pinnacle may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

         The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of debt securities:

         - the title of the debt securities and whether such series constitutes senior debt securities or subordinated debt securities;

         - any limit upon the aggregate principal amount of the debt securities;

         - the date or dates on which the principal of the debt securities is payable or the method of that determination or the right, if any, of Pinnacle to defer payment of principal;

         - the rate or rates, if any, at which the debt securities will bear interest (including reset rates, if any, and the method by which any such rate will be determined), the interest payment dates on which interest will be payable and the right, if any, of Pinnacle to defer any interest payment;

         - the place or places where, subject to the terms of the indenture as described below under the caption "--Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the debt securities will be payable and where, subject to the terms of the indenture as described below under the caption "--Denominations, Registration and Transfer," Pinnacle will maintain an office or agency where debt securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon Pinnacle in respect of the debt securities and the indenture may be made;

         - any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at the option of Pinnacle pursuant to any sinking fund or otherwise;

         - the obligation, if any, of Pinnacle to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units, in which and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

         - the denominations in which any debt securities will be issuable if other than denominations of $1,000 and any integral multiple thereof;

         - if other than in U.S. dollars, the currency or currencies, including currency unit or units, in which the principal of, and premium, if any, and interest, if any, on the debt securities will be payable, or in which the debt securities shall be denominated;

         - any additions, modifications or deletions in the events of default or covenants of Pinnacle specified in the indenture with respect to the debt securities;

         - if other than the principal amount, the portion of the principal amount of debt securities that will be payable upon declaration of acceleration of the maturity thereof;

         - any additions or changes to the indenture with respect to a series of debt securities that will be necessary to permit or facilitate the issuance of the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

         - any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the manner in which such amounts will be determined;

         - subject to the terms described under "--Global Debt Securities," whether the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for the global securities;

         - the appointment of any trustee, registrar, paying agent or agents:

         - the terms and conditions of any obligation or right of Pinnacle or a holder to convert or exchange debt securities into preferred securities or other securities;

         - whether the defeasance and covenant defeasance provisions described under the caption "--Satisfaction and Discharge; Defeasance" will be inapplicable or modified;

         - any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities; and

         - any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

         We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We will describe material U.S. federal income tax consequences and special considerations applicable to the debt securities in the applicable prospectus supplement.

         If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, material U.S. federal income tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

         If any index is used to determine the amount of payments of principal, premium, if any, or interest on any series of debt securities, we will describe the material U.S. federal income tax, accounting and other considerations applicable thereto in the applicable prospectus supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

         Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issuable only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. Debt securities of any series will be exchangeable for other debt securities of the same issue and series, of any authorized denominations of a like aggregate principal amount, the same original issue date, stated maturity and bearing the same interest rate.

         Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by Pinnacle for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. Pinnacle will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by Pinnacle with respect to any series, Pinnacle may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that Pinnacle maintains a transfer agent in each place of payment for the series. Pinnacle may at any time designate additional transfer agents with respect to any series of debt securities.

         In the event of any redemption, neither Pinnacle nor the trustee will be required to:

         - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice for redemption of debt securities of that series, and ending at the close of business on the day of mailing of the relevant notice of redemption, or

         - transfer or exchange any debt securities so selected for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

GLOBAL DEBT SECURITIES

         Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will deposit with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global debt securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented by it, a global debt security may not be transferred except as a whole by the depositary for the global debt security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor.

         The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. Pinnacle anticipates that the following provisions will generally apply to depositary arrangements.

         Upon the issuance of a global debt security, and the deposit of the global debt security with or on behalf of the applicable depositary, the depositary for the global debt security or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global debt security to the accounts of persons, more commonly known as participants, that have accounts with the depositary. These accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Pinnacle if the debt securities are offered and sold directly by Pinnacle. Ownership of beneficial interests in a global debt security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debt security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons who hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global debt security.

         So long as the depositary for a global debt security, or its nominee, is the registered owner of the global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debt security will not be entitled to have any of the individual debt securities of the series represented by the global debt security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of the series in definitive form and will not be considered the owners or holders of them under the indenture.

         Payments of principal of, and premium, if any, and interest on individual debt securities represented by a global debt security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global debt security representing the debt securities. None of Pinnacle, the trustee, any paying agent, or the securities registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the global debt security for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

         Pinnacle expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global debt security representing any of the debt securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global debt security for the debt securities as shown on the records of the depositary or its nominee. Pinnacle also expects that payments by participants to owners of beneficial interests in the global debt security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants.

         Unless otherwise specified in the applicable prospectus supplement, if the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Pinnacle within 90 days, Pinnacle will issue individual debt securities of the series in exchange for the global debt security representing the series of debt securities. In addition, unless otherwise specified in the applicable prospectus supplement, Pinnacle may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of the series represented by one or more global debt securities and, in such event, will issue individual debt securities of the series in exchange for such global debt securities. Further, if Pinnacle so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global debt security representing debt securities of the series may, on terms acceptable to Pinnacle, the trustee and the depositary for the global debt security, receive individual debt securities of the series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global debt security will be entitled to physical delivery of individual debt securities of the series represented by the global debt security equal in principal amount to its beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by Pinnacle, of $1,000 and integral multiples thereof. The applicable prospectus supplement may specify other circumstances under which individual debt securities may be issued in exchange for the global debt security representing any debt securities.

PAYMENT AND PAYING AGENTS

         Unless otherwise indicated in the applicable prospectus supplement, payment of principal of, and premium, if any, and any interest on debt securities will be made at the office of the trustee in New York or at the office of such paying agent or paying agents as Pinnacle may designate from time to time in the applicable prospectus supplement, except that at the option of Pinnacle payment of any interest may be made:

         - except in the case of global debt securities, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the securities register; or

         - by transfer to an account maintained by the person or entity entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Unless otherwise indicated in the applicable prospectus supplement, we will make payment of any interest on debt securities to the person or entity in whose name the debt security is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest. Pinnacle may at any time designate additional paying agents or rescind the designation of any paying agent; however, Pinnacle will at all times be required to maintain a paying agent in each place of payment for each series of debt securities.

         Any moneys deposited with the trustee or any paying agent, or held by Pinnacle in trust, for the payment of the principal of, and premium, if any, or interest on any debt security and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable will, at the request of Pinnacle, be repaid to Pinnacle or released from such trust, as applicable, and the holder of the debt security will thereafter look, as a general unsecured creditor, only to Pinnacle for payment.

OPTION TO DEFER INTEREST PAYMENTS OR TO PAY-IN-KIND

         If provided in the applicable prospectus supplement, Pinnacle will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, Pinnacle will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series. Certain material U.S. federal income tax consequences and special considerations applicable to the debt securities will be described in the applicable prospectus supplement.

SUBORDINATION

         Except as set forth in the applicable prospectus supplement, the subordinated indenture will provide that the subordinated debt securities will be subordinated and junior in right of payment to all senior indebtedness of Pinnacle. The term "senior indebtedness" will be defined in the applicable prospectus supplement. If:

         - Pinnacle defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

         - an event of default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default, requesting that payments on subordinated debt securities cease, is given to Pinnacle by the holders of senior indebtedness, then unless and until the default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities.

         Except as set forth in the applicable prospectus supplement, the subordinated indenture will provide that in the event of:

         - any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Pinnacle, its creditors or its property;

         - any proceeding for the liquidation, dissolution or other winding-up of Pinnacle, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

         -        any assignment by Pinnacle for the benefit of creditors; or

         -        any other marshaling of the assets of Pinnacle;

all present and future senior indebtedness, including, without limitation, interest accruing after the commencement of the proceeding, assignment or marshaling of assets, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by Pinnacle on account of subordinated debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Pinnacle or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the "Satisfaction and Discharge; Defeasance" below, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinated debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Pinnacle being subordinated to the payment of subordinated debt securities will be paid or delivered directly to the holders of senior indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinated debt securities by any act or failure to act on the part of Pinnacle.

MODIFICATION OF INDENTURES

         From time to time, Pinnacle and the trustees may modify the indentures without the consent of any holders of any series of debt securities with respect to some matters, including:

         - to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the indenture;

         - to qualify, or maintain the qualification of, the indentures under the Trust Indenture Act; and

         - to make any change that does not materially adversely affect the interests of any holder of such series of debt securities.

         In addition, under the indentures, Pinnacle and the trustee may modify some rights, covenants and obligations of Pinnacle and the rights of holders of any series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the series of outstanding debt securities; but no extension of the maturity of any series of debt securities, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of the series of debt securities, other modification in the terms of payment of the principal of, or interest on, the series of debt securities, or reduction of the percentage required for modification, will be effective against any holder of the series of outstanding debt securities without the holder's consent.

         In addition, Pinnacle and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

EVENTS OF DEFAULT

         The indentures will provide that any one or more of the following described events with respect to a series of debt securities that has occurred and is continuing constitutes an "event of default" with respect to that series of debt securities:

         - failure for 60 days to pay any interest or any sinking fund payment on the series of debt securities when due, (subject to the deferral of any due date in the case of an extension period);

         - failure to pay any principal or premium, if any, on the series of the debt securities when due whether at maturity, upon redemption, by declaration or otherwise;

         - failure to observe or perform in any material respect certain other covenants contained in the indenture for 90 days after written notice has been given to Pinnacle from the trustee or the holders of at least 25% in principal amount of the series of outstanding debt securities;

         - default resulting in acceleration of other indebtedness of Pinnacle for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and the acceleration is not rescinded or annulled within 30 days after the written notice thereof to Pinnacle by the trustee or to Pinnacle and the trustee by the holders of 25% in aggregate principal amount of the debt securities of the series then outstanding, provided that the event of default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; or

         - certain events in bankruptcy, insolvency or reorganization of Pinnacle.

         The holders of not less than a majority in outstanding principal amount of the series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee of the series. The trustee or the holders of not less than 25% in aggregate outstanding principal amount of the series may declare the principal due and payable immediately upon an event of default. The holders of a majority in aggregate outstanding principal amount of the series may annul the declaration and waive the default if the default (other than the non-payment of the principal of the series which has become due solely by the acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series.

         The holders of a majority in outstanding principal amount of a series of debt securities affected thereby may, on behalf of the holders of all the holders of the series of debt securities, waive any past default, except a default in the payment of principal or interest, unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series, or a default in respect of a covenant or provision which under the related indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series. Pinnacle is required to file annually with the trustees a certificate as to whether or not Pinnacle is in compliance with all the conditions and covenants applicable to it under the indentures.

         In case an event of default shall occur and be continuing as to a series of debt securities, the trustee of the series will have the right to declare the principal of and the interest on the debt securities, and any other amounts payable under the indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debt securities.

         No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder shall have previously given to the trustee written notice of a continuing event of default and unless also the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series shall have made written request and offered reasonable indemnity to the trustee of the series to institute the proceeding as a trustee, and unless the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the class a direction inconsistent with the request and shall have failed to institute the proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal or interest on the debt security on or after the respective due dates expressed in the debt security.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

         Unless otherwise indicated in the applicable prospectus supplement, the indentures will provide that Pinnacle will not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless:

         - either Pinnacle is the continuing corporation, or any successor or purchaser is a corporation, partnership, or trust or other entity organized under the laws of the United States of America, any State thereof or the District of Columbia, and the successor or purchaser expressly assumes Pinnacle's obligations on the debt securities under a supplemental indenture; and

         - immediately before and after giving effect thereto, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

         Unless otherwise indicated in the applicable prospectus supplement, the general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving Pinnacle that may adversely affect holders of the debt securities.

SATISFACTION AND DISCHARGE; DEFEASANCE

         The indentures will provide that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

         -        have become due and payable, or

         - will become due and payable at their stated maturity within one year, and Pinnacle deposits or causes to be deposited with the trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the debt securities are payable sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect (except as to Pinnacle's obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described therein), and Pinnacle will be deemed to have satisfied and discharged the indenture.

         The indentures provide that Pinnacle may elect either:

         - to terminate, and be deemed to have satisfied, all its obligations with respect to any series of debt securities, except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to compensate and indemnify the trustee ("defeasance"); or

         - to be released from its obligations with respect to certain covenants, ("covenant defeasance") upon the deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations, as defined in the indenture, which through the payment of principal and interest in accordance with the term used will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any other amounts payable in respect of the outstanding debt securities of the series.

         Such a trust may be established only if, among other things, Pinnacle has delivered to the trustee an opinion of counsel (as specified in the indenture) with regard to certain matters, including an opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

REDEMPTION

         Unless otherwise indicated in the applicable prospectus supplement, debt securities will not be subject to any sinking fund requirements.

         Unless otherwise indicated in the applicable prospectus supplement, Pinnacle may, at its option, redeem the debt securities of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable prospectus supplement plus accrued and unpaid interest to the date fixed for redemption, and debt securities in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. If the debt securities of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify the date or describe the conditions.

         Pinnacle will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at the holder's registered address. Unless Pinnacle defaults in the payment of the redemption price, on and after the redemption date interest shall cease to accrue on the debt securities or portions thereof called for redemption.

CONVERSION OR EXCHANGE

         If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of Pinnacle, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

CERTAIN COVENANTS

         The indentures will contain certain covenants regarding, among other matters, corporate existence, payment of taxes and reports to holders of debt securities. If and to the extent indicated in the applicable prospectus supplement, these covenants may be removed or additional covenants added with respect to any series of debt securities.

GOVERNING LAW

         The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEES

                  Each trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, each trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the debt securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. Each trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 155,000,000 shares. Those shares consist of (1) 150,000,000 shares designated as common stock, $0.001 par value per share and (2) 5,000,000 shares designated as preferred stock, $0.001 par value per share. The only equity securities currently outstanding are shares of common stock. As of April 30, 2000, there were approximately 48,340,923 shares of common stock issued and outstanding.

COMMON STOCK

         Our common stock is listed on the Nasdaq National Market under the symbol "BIGT." Each holder of our common stock will be entitled to one vote for each share held. Stockholders will not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the issued and outstanding common stock will have the right to elect all of our directors and otherwise control us, subject to any voting rights of the then outstanding preferred stock, if any.

         Holders of our common stock will be entitled to dividends on a pro rata basis upon declaration of dividends by our board of directors. Dividends will be payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual or legal restrictions and other factors deemed relevant by our board of directors. In order to maintain our REIT status, however, we are required to distribute to stockholders 95% of our taxable income. Our credit facility, the Senior Indenture and the Convertible Indenture currently prohibit us from paying any dividends other than those required to be paid to maintain our REIT Status.

         Upon our liquidation, holders of our common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors, and subject to any preferential amount payable to holders of our preferred stock, if any.

PREFERRED STOCK

         The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

         As of April 30, 2000, there were no shares of preferred stock outstanding. The board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the following terms of the preferred stock.

         Any or all of the rights of the preferred stock may be greater than the rights of the common stock.

         The prospectus supplement will specify as to each issuance of preferred stock:

         -        the maximum number of shares,

         -        the designation of the shares,

         - the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates and whether dividends will be cumulative,

         - the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums,

         - the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of Pinnacle's affairs,

         - any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund,

         - the terms and conditions, if any, for conversion or exchange of shares into or for any other class or classes of our capital stock or any series of any other class or classes, or into or for any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment,

         -        the voting rights and

         - any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

         Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will represent an aggregate number of shares equal to that of the preferred stock represented by the global certificate.

         Each global certificate will:

         - be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement,

         - be deposited with such depositary or nominee or a custodian for the depositary and

         - bear a legend regarding any restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designation.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

         Pinnacle may elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of shares of preferred stock) of a share of a particular series of shares of preferred stock as described below. In the event Pinnacle elects to do so, depositary receipts evidencing depositary shares will be issued to the public.

         The shares of any class or series of shares of preferred stock represented by depositary shares will be deposited under a deposit agreement among Pinnacle, a depositary selected by Pinnacle and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a preferred share represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).

         The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of shares of preferred stock in accordance with the terms of the offering described in the related prospectus supplement. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

         Pending the preparation of definitive depositary receipts, the depositary may, upon the written order of Pinnacle, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder thereof.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The depositary will distribute all cash dividends or other distributions received in respect of the related class or series of shares of preferred stock to the record holders of depositary shares relating to such class or series of shares of preferred stock in proportion to the number of such depositary shares owned by such holders.

         In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with the approval of Pinnacle, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

         Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of shares of preferred stock and any money or other property represented by such depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related class or series of shares of preferred stock on the basis set forth in the prospectus supplement for such class or series of shares of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

REDEMPTION OF DEPOSITARY SHARES

         Whenever Pinnacle redeems shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the related class or series of shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such class or series of shares of preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

VOTING THE SHARES OF PREFERRED STOCK

         Upon receipt of notice of any meeting at which the holders of the shares of preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such shares of preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the shares of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the class or series of shares of preferred stock represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by such depositary shares in accordance with such instructions, and Pinnacle will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such shares of preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Pinnacle and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority (or, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, 66-2/3%, unless otherwise provided in the related prospectus supplement) of the depositary shares then outstanding. The deposit agreement may be terminated by Pinnacle or the depositary only (1) if all outstanding depositary shares have been redeemed, (2) if there has been a final distribution in respect of the related class or series of shares of preferred stock in connection with any liquidation, dissolution or winding up of Pinnacle and such distribution has been distributed to the holders of depositary receipts or (3) upon the consent of holders of depositary receipts representing not less than 66-2/3% of the depositary shares outstanding.

CHARGES OF DEPOSITARY

         Pinnacle will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Pinnacle will pay charges of the depositary in connection with the initial deposit of the related class or series of shares of preferred stock and any redemption of such shares of preferred stock. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

         The depositary may refuse to effect any transfer of a depositary receipt or any withdrawal of shares of a class or series of preferred stock evidenced thereby until all taxes and charges with respect to the depositary receipt or shares of preferred stock are paid by the holders thereof.

MISCELLANEOUS

         The depositary will forward all reports and communications from Pinnacle which are delivered to the depositary and which Pinnacle is required to furnish to the holders of the shares of preferred stock.

         Neither the depositary nor Pinnacle will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of Pinnacle and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and neither Pinnacle nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or class or series of shares of preferred stock unless satisfactory indemnity is furnished. Pinnacle and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on the documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The depositary may resign at any time by delivering to Pinnacle notice of its election to do so, and Pinnacle may at any time remove the depositary. Any such resignation or removal of the depositary will take effect upon the appointment of a successor depositary, which successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                             DESCRIPTION OF WARRANTS

         Pinnacle has no warrants outstanding (other than options issued under its employee stock option plans). Pinnacle may issue warrants for the purchase of debt securities, common stock or preferred stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Pinnacle and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as an agent of Pinnacle in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. Copies of the form of warrant agreement and warrant will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

         The applicable prospectus supplement will describe the terms of the warrants, including, where applicable, the following:

         -        the title of the warrants,

         -        the aggregate number of warrants,

         -        the price or prices at which warrants will be issued,

         - the designation, terms and number of securities purchasable upon exercise of warrants,

         - the designation and terms of the securities, if any, with which warrants are issued and the number of warrants issued with each security,

         - the date, if any, on and after which warrants and the related securities will be separately transferable,

         - the price at which each security purchasable upon exercise of warrants may be purchased,

         - the date on which the right to exercise the warrants shall commence and the date on which that right shall expire,

         - the minimum or maximum amount of warrants which may be exercised at any one time,

         -        information with respect to book-entry procedures, if any and

         - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                              PLAN OF DISTRIBUTION

         We may offer and sell the securities directly or to or through underwriting syndicates represented by managing underwriters, to or through underwriters without a syndicate or through dealers or agents. The prospectus supplement with respect to the offered securities will set forth the terms of the offering, including the following:

         -        the name or names of any underwriters, dealers or agents,

         - the purchase price and the proceeds we will receive from the sale,

         - any underwriting discounts, agency fees and other items constituting underwriters' or agents' compensation and

         - the initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

         If any underwriters are involved in the offer and sale, the securities will be acquired by the underwriters and may be resold by them, either at a fixed public offering price established at the time of offering or from time to time in one or more negotiated transactions or otherwise, at prices related to prevailing market prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities described in the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

         We may offer and sell the securities directly or through an agent or agents designated by us from time to time. An agent may sell securities it has purchased from us as principal to other dealers for resale to investors and other purchasers, and may reallow all or any portion of the discount received in connection with the purchase from us to the dealers. After the initial offering of the securities, the offering price (in the case of securities to be resold at a fixed offering price), the concession and the discount may be changed. Any agent participating in the distribution of the securities may be deemed to be an "underwriter," as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

         If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the securities. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase securities on the open market to reduce their short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such securities as part of the offering.

         Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

         Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against some liabilities, including liabilities under the Securities Act of 1933.

         The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement if appropriate.

         Unless otherwise indicated in the prospectus supplement, each series of offered securities will be a new issue of securities and, other than the common stock, which is listed on the Nasdaq National Market, for which there currently is no market. Any underwriters to whom securities are sold for public offering and sale may make a market in such series of securities as permitted by applicable laws and regulations, but such underwriters will not be obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the securities.

         Underwriters, agents and dealers may engage in transactions with or perform services, including various investment banking and other services, for us and/or any of our affiliates in the ordinary course of business.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for Pinnacle by Holland & Knight LLP, Tampa, Florida, and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.


                                     EXPERTS

      The consolidated financial statements incorporated in this Prospectus to the Annual Report on Form 10-K of Pinnacle Holdings Inc. for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of the North American Antenna Site Business of Motorola, Inc. as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, have been incorporated herein by reference in reliance upon the report of KPMG LLP, independent auditors.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements, and other information with the Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

         Pinnacle filed a registration statement on Form S-3 to register with the Commission the securities described herein. This prospectus is a part of that registration statement and constitutes a prospectus of Pinnacle. As allowed by Commission rules, this prospectus does not contain all the information that can be found in the registration statement or the exhibits to the registration statement.

                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until we sell all of the securities, or after the date of this initial registration statement and before the effectiveness of the registration statement. The documents incorporated by reference are:

         - our Annual Report on Form 10-K for the year ended December 31, 1999 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2000 Annual Meeting of Stockholders);

         -        our Quarterly Report on Form 10-Q for the quarter ended March
                  31, 2000;

         -        our Current Report on Form 8-K filed on January 4, 2000;

         - our Current Report on Form 8-K filed on September 14, 1999, as amended on November 15, 1999;

         - the description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on August 11, 1998.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

                           Investor Relations
                           Pinnacle Holdings Inc.
                           301 North Cattlemen Road
                           Suite 300
                           Sarasota, Florida 34232
                           Telephone: (941) 364-8886

                                  $900,000,000






                             PINNACLE HOLDINGS INC.






                 DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
                         DEPOSITARY SHARES AND WARRANTS








                          ----------------------------

                                   PROSPECTUS

                          ----------------------------











                                     , 2000

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. All such fees and expenses shall be borne by the undersigned company (the "Company").



Commission Registration Fee..........................................  $      *
Trustee's Fees and Expenses .........................................         *
Rating Agencies' Fees ...............................................         *
Transfer Agent and Registrar Fees and Expenses.......................         *
Legal Fees and Expenses..............................................         *
Accounting Fees and Expenses.........................................         *
Printing, Engraving and Mailing Expenses.............................         *
Miscellaneous........................................................         *
Total................................................................  $      *
                                                                       ========

* To be filed with a Current Report on Form 8-K or an amendment to the registration statement.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Company's Certificate of Incorporation and Bylaws contain provisions limiting the personal liability of its directors for monetary damages resulting from breaches of their duty of care to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. The Company's Certificate of Incorporation and Bylaws also contain provisions making indemnification of its directors and officers mandatory to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

      The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and require court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Company has obtained directors' and officers' liability insurance, consistent with the provisions of the Delaware General Corporation Law, to protect directors and officers from liabilities under various laws, including the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a) Exhibits:


Exhibit
Number
------
                                    Description
               ----------------------------------------------------------------
1.1      Form of Underwriting Agreement*.

4.1      Certificate of Incorporation+.

4.2      Form of Senior Indenture*.

4.3      Form of Subordinated Indenture*.

4.4      Form of Senior Debt Security*.

4.5      Form of Subordinated Debt Security*.

4.6      Form of Convertible Debt Security*.

4.7      Form of Preferred Stock Certificate of Designation*.

4.8      Form of Warrant*.

4.9      Form of Warrant Agreement*.

4.10     Form of Deposit Agreement*.

5.1      Opinion of Holland & Knight LLP*.

12.1     Computation of Ratio of Earnings to Fixed Charges and Preferred Stock
         Dividends.

23.1     Consent of PricewaterhouseCoopers LLP, independent certified public accountants.

23.2     Consent of KPMG LLP, independent public accountants.

23.3     Consent of Holland & Knight LLP (included in Exhibit 5.1).

24.1 Power of Attorney of certain directors and officers of Pinnacle (set forth on the signature page of this registration statement).



25.1 Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939*.

25.2     Form T-1 Statement of Eligibility of Trustee for Subordinated
         Indenture under the Trust Indenture Act of 1939*.

     +    Incorporated by reference to this registration statement.

     * To be filed with a Current Report on Form 8-K or a Post-Effective Amendment to registration statement.



ITEM 17. UNDERTAKINGS

(a)  The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                 provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to its Certificate of Incorporation, Bylaws, by agreement or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)  The Company hereby undertakes:

     (1) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

     (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was effective.

     (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sarasota, Florida on May 23, 2000.

                                    PINNACLE HOLDINGS INC.



                                    By:       /s/ Steven R. Day
                                       ----------------------------------------
                                       Name:  Steven R. Day
                                       Title: Vice President, Chief Financial
                                              Officer and Secretary

                               POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Robert J. Wolsey and Steven R. Day, and each of them, as his true and lawful attorneys-in-fact and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                 --------------

      Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 23, 2000.



            Signature                                              Title
            ---------                                              -----

/s/ Robert J. Wolsey                   President, Chief Executive Officer and Director
-----------------------------          (Principal Executive Officer)
Robert J. Wolsey

     Signature                                       Title
     ---------                                       -----
/s/ Steven R. Day                      Vice President, Chief Financial Officer and Director
-----------------------------
Steven R. Day

/s/ G. Peter O'Brien                   Director
-----------------------------
G. Peter O'Brien

/s/ Andrew Banks                       Director
-----------------------------
Andrew Banks

/s/ Royce Yudkoff                      Director
-----------------------------
Royce Yudkoff

/s/ J. Clarke Smith                    Director
-----------------------------
J. Clarke Smith

                                 EXHIBIT INDEX



Exhibit
Number                             Description
-------  ----------------------------------------------------------------------
1.1      Form of Underwriting Agreement*.

4.1      Certificate of Incorporation+.

4.2      Form of Senior Indenture*.

4.3      Form of Subordinated Indenture*.

4.4      Form of Senior Debt Security*.

4.5      Form of Subordinated Debt Security*.

4.6      Form of Convertible Debt Security*.

4.7      Form of Preferred Stock Certificate of Designation*.

4.8      Form of Warrant*.

4.9      Form of Warrant Agreement*.

4.10     Form of Deposit Agreement*.

5.1      Opinion of Holland & Knight LLP*.

12.1     Computation of Ratio of Earnings to Fixed Charges and Preferred Stock
         Dividends.

23.1 Consent of PricewaterhouseCoopers LLP, independent certified public accountants.

23.2     Consent of KPMG LLP, independent public accountants.

23.3     Consent of Holland & Knight LLP (included in Exhibit 5.1).

24.1 Power of Attorney of certain directors and officers of Pinnacle (set forth on the signature page of this registration statement).

25.1 Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939*.

25.2     Form T-1 Statement of Eligibility of Trustee for Subordinated
         Indenture under the Trust Indenture Act of 1939*.


     +    Incorporated by reference to this registration statement.

     * To be filed with a Current Report on Form 8-K or a Post-Effective Amendment to registration statement.